UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): September 18, 2018
___________
DIAMONDBACK ENERGY, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other jurisdiction of incorporation)	001-35700 (Commission File Number)	45-4502447 (I.R.S. Employer Identification Number)
500 West Texas Suite 1200 Midland, Texas (Address of principal executive offices)		79701 (Zip code)
(432) 221-7400 (Registrant’s telephone number, including area code) Not Applicable (Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 1.01. Entry into a Material Definitive Agreement.

On September 18, 2018, Diamondback Energy, Inc. (“Diamondback”) and certain subsidiary guarantors entered into a Purchase Agreement (the “Purchase Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman Sachs & Co. LLC, as representatives of the several initial purchasers named therein (the “Initial Purchasers”), in connection with Diamondback’s private placement of senior notes. The Purchase Agreement provides for, among other things, the issuance and sale by Diamondback of $750,000,000 in aggregate principal amount of 4.750% Senior Notes due 2024 (the “New Notes”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in accordance with Regulation S under the Securities Act (the “New Notes Offering”). The New Notes will be issued as additional securities under an existing indenture (the “Indenture”), dated October 28, 2016, among Diamondback, the subsidiary guarantors party thereto and Wells Fargo Bank, National Association, as the trustee (the “Trustee”). Diamondback previously issued an aggregate of $500,000,000 of 4.750% Senior Notes due 2024 under the Indenture in a private placement completed on October 28, 2016, all of which were subsequently exchanged for substantially identical notes in the same aggregate principal amount (the “Existing Notes”).

Diamondback estimates that its net proceeds from the New Notes Offering will be approximately $739.7 million, after deducting the Initial Purchasers’ discounts and estimated offering expenses, but excluding accrued interest to the date of issuance of the New Notes. Diamondback intends to use the net proceeds from the New Notes Offering to repay the outstanding borrowings under its revolving credit facility and for general corporate purposes, which may include a portion of the cash consideration for a pending acquisition of assets from Ajax Resources, LLC. As of September 17, 2018, Diamondback had $317.5 million of borrowings outstanding and $682.5 million of available borrowing capacity under its revolving credit facility. The New Notes Offering is expected to close on September 25, 2018.

Diamondback and the subsidiary guarantors of the New Notes have agreed to indemnify the Initial Purchasers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Initial Purchasers may be required to make because of any of such liabilities. Under the Purchase Agreement, Diamondback also agreed to a 30-day lock-up with respect to, among other things, an offer, sale or other disposition of its debt securities, subject to certain exceptions.

Certain of the Initial Purchasers and their affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for Diamondback and its affiliates in the ordinary course of business for which they have received and would receive customary compensation. In particular, an affiliate of Wells Fargo Securities, LLC serves as the administrative agent and the lead arranger under credit agreements with Diamondback and Viper Energy Partners LP, a publicly traded subsidiary of Diamondback, and is the trustee under the indentures governing Diamondback’s 5.375% Senior Notes due 2025 and the Existing Notes, and certain of the Initial Purchasers or their respective affiliates are lenders under these facilities. In connection with Diamondback’s repayment of its outstanding borrowings under its revolving credit facility, an affiliate of Wells Fargo Securities, LLC and certain other Initial Purchasers or their respective affiliates that are lenders under Diamondback’s revolving credit facility will receive a portion of the net proceeds from the New Notes Offering. ZB, N.A. dba Amegy Bank, a lender under Diamondback’s revolving credit facility, has acted as a financial advisor to Diamondback in connection with the New Notes Offering and not as an Initial Purchaser, and it will receive a fee from Diamondback in connection therewith.

The preceding summary of the Purchase Agreement is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
Exhibits.

Exhibit Number	Description
10.1
Purchase Agreement, dated September 18, 2018, by and among Diamondback Energy, Inc., the subsidiary guarantors party thereto, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman Sachs & Co. LLC.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DIAMONDBACK ENERGY, INC.

Date:	September 18, 2018
		By:	/s/ Teresa L. Dick
		Name:	Teresa L. Dick
		Title:	Chief Financial Officer, Executive Vice President and Assistant Secretary